Exhibit 4.39

English Translation

Game Business Cooperation Agreement

between

Migu Interactive Entertainment Limited

and

Shenzhen iDreamSky Technology Co., Ltd.

Venue of execution: Nanjing, Jiangsu

Party A: Migu Interactive Entertainment Limited

Address: No. 88-1 Yu Run Street, Jianye District, Nanjing, Jiangsu province

Zip Code: 210029

Fax:

Deposit Bank: Shanghai Pudong Development Bank, Nanjing Chengzhong Branch

Bank Account:                      (Positive Settlement)

Deposit Bank: Bank of China, Nanjing Sajiawan Branch

Bank Account:                      (Negative Settlement)

State Tax Taxpayer Identification Number:

Party B: Shenzhen iDreamSky Technology Co., Ltd.

Address: Unit 1, 16/F, A2 Building, Kexing Science Park, Keyuan Road, Central Zone of High-Tech Industrial Park, Nanshan District, Shenzhen

Zip Code: 518067

Fax:

Deposit Bank: China Merchants Bank, Shenzhen Sungang Branch Office

Bank Account:

State Tax Taxpayer Identification Number:

In order to fully leverage the advantages of the Parties hereto in their respective areas of service and provide high-quality game services to the large customer base, the Parties hereto, upon thorough negotiations based on the principles of equality, mutual benefits, mutual supplementation of advantages and joint development, have agreed as follows on the cooperation of game business on mobile network:

I. Contents and Principles of Cooperation

1. To the extent not violating the laws, regulations and relevant industry management policies, Party A will conduct a fair cooperation with Party B (who shall have relevant qualifications and permits) in jointly developing the game business. Both Parties will comply with the relevant management rules and requirements imposed by the State and the supervisory authorities on the industry and data value-added business by sticking to the principles of honesty, mutual faith and win-win cooperation, and provide customers with good-quality business and services.

2. Contents of Cooperation and Description of Business: During the term of cooperation, Party B will place the contents under cooperation on the “Migu Game Business Platform” provided by Party A, and shall be responsible for providing support services with respect to the contents provided by it. All information involved over the course of cooperation shall be subject to the contents posted in “Migu Game Business Platform.” The respective sections each Party is responsible for maintenance shall be defined according to the connection point of the Parties’ equipment. Party A’s end of connection point shall be maintained by Party A, and Party B’s end of connection point shall be maintained by Party B. Both Parties shall do its own duties to ensure the normal operation of the business.

3. Division of Duties between the Parties:

(1) Party A’s Duties: As Provider of Migu game business platform, Party A shall provide Party B with business connection and platform support services at costs, and shall construct and maintain the game business platform, put the game business online and operate its own channels relating to the relevant game business. Party A shall provide Party B with entrusted billing and collection of information fees, entrusted marketing, entrusted customer services and other various services at costs. The game business platform business code assigned by Party A to Party B is 710517. The resources of business code are owned by Party A. Upon termination of this Agreement, Party A may take back the business code and re-assign the same to other parties, and Party B shall not use such business code again.

(2) Party B’s Duties: In cases of acquisition, Party B may effect the transfer of the mobile network information service cooperation relationship (including parent-subsidiary, head-branch relationship and change of company name, etc.) only upon satisfaction of the following conditions:

1. for business involving online games, the acquirer shall have obtained a business license for cross-regional value-added telecommunications issued by Ministry of Industry and Information Technology;

2. the acquirer shall be able to present relevant certificates evidencing its control over the acquired enterprise of more than 50%;

3. the acquirer shall have relevant expertise or measures in place to guarantee the continuous stability of the original business quality and customer service level and shall not affect the customer experience after the acquisition.

II. Party A’s Rights and Obligations

4. Party A may verify the documents and materials provided by Party B as required hereunder relating to the normal operation of Party B’s business, such as business license, organization code certificate, tax registration certificate, bank account opening permit, qualification certificate, sources of information, copyright certificate (letter of authorization) and bank account information. If it is found that there is any false content or any unlawful content contained in those documents and materials, Party A may terminate this Agreement without liabilities. Party A may as per its needs request Party B to further provide certain documents certifying that Party B owns or has the license to the intellectual property rights involved in this Agreement.

5. Party A may establish the management rules, performance assessment provisions and customer service standards and documents relating to the game service (all attached hereto), and Party B shall comply with and implement such management rules, provisions and standards. Party A will assess the performance of Party B according to such provisions. If Party B fails to pass the assessment, Party A may suspend the cooperation with Party B hereunder or even terminate this Agreement.

6. Party A may examine any business of Party B involved in this Agreement. Party A may refuse to post any content provided by Party B which does not comply with any state law, regulation or policy, or is against the public order and morals or Party A considers inappropriate. If Party B carries out any activity endangering the state security, pornographic or superstitious or any other illegal activity or misconduct during the term of this Agreement, Party A may immediately terminate the cooperation with Party B, and report it to the public security bureau or any other competent government authority. If such activity causes any financial loss to Party A or any adverse effect on Party A’s goodwill, Party A may demand Party B to indemnify Party A against the damages and losses resulting therefrom. With respect to Party B’s business application, Party A shall give a clear reply to Party B within ten (10) business days upon the submission of complete business application materials by Party B.

7. Party A uses its own services to cooperate with Party B in the game business. For this purpose, Party A shall establish the service standards, design the service platform and service development plan, give guidance to provide the service, and have the final right to review and decide the service contents and any additional service of Party B relating to the cooperation hereunder. Party A may direct and supervise over the daily works of Party B relating to the cooperation hereunder, and may demand Party B to correct any activity that does not meet the business management requirements and claim liabilities for breach of contract against Party B.

8. Party A shall set the rate of service fee, while Party B may give certain proposal and advice to Party A in that regard. Party B’s proposal and/or advice will be implemented by Party A if the same is confirmed by Party A. If any service fee cannot be recovered due to such causes as user downtime, arrears or invalid user, such service fee will not be included in the base amount for the account settlement between both Parties.

9. If Party B breaches this Agreement, Party A may claim liabilities for breach of contract against Party B in accordance with Management Rules for China Mobile Value-added Businesses, Management Rules for Introducing China Mobile Business Partners, Daily Operation Rules for China Mobile Business Partners and related business management rules. If Party B’s breach is caused by any malicious action of any competitor and Party B has provided certain conclusive and valid evidence, Party A may at its own discretion reduce or exempt the liabilities of Party B and claim the liabilities against the said competitor.

10. With respect to any abnormal traffic overload which affects the safety of Party A’s network operation, Party A may restrict transmission or timely adjust the traffic according to its system capacity. Furthermore, Party A may notify Party B to deal with the spams or illegal attacks from Party B within a prescribed period. If Party B fails to timely deal with them as required, Party A may take appropriate measures to avoid deterioration of the event. In case of any emergency, in order to protect the legitimate rights and interests of the customers, Party A may take appropriate measures without notice to Party B.

11. Party A shall, as per the business logic, provide the business platform interface, service code, business code and various technical trainings or supports such as billing and networking required for operating the business. If Party A intends to change certain important data, adjust its network or modify its software, which would affect the business, Party A shall give a prior notice to Party B.

12. Party A shall accept all service inquiries and complaints from the customers, and process customer feedbacks. Party A shall deal with all customer inquiries, reports and complaints arising from the problems in its network communication. Where the customer inquiry, fee inquiry, course of use, complaint or any other customer service problem which is not caused by any problem in the network communication and cannot be directly explained or the explanation is unsatisfactory to the customers, Party A will forward such issue through the customer service system to Party B’s secondary customer service for subsequent processing, and track the result and promptly give feedbacks to the customers.

13. If Party B commits any act breaching this Agreement or adversely affecting the customers, Party A may forthwith take certain necessary remedies to the affected customers and the involved business, so as to avoid deterioration of the losses suffered by the customers or expansion of the adverse effect. In case of any customer complaint which is caused by any fault of Party B and where a refund is to be paid (including 100% or 200% refund), Party A may advance the refund to the customer upon demand of the customer, and deduct the same from the amount of information fee payable to Party B.

14. Party A shall be responsible for the routine maintenance of the game platform, and solve all technical failures caused by its reason, so as to ensure the normal operation of the application services.

15. Party A will be responsible for management of such customer data as registration, login, identification and authentication, and may feedback relevant data to Party B in a given form. For online applications, Party A’s game business platform shall be interconnected with Party B’s content service system, and the data of the game business platform will serve as the basis for ultimate confirmation of customer’s use of Party B’s game business. Party A will statistically calculate the visit traffic to Party B’s application game business, and provide Party B with the results of such statistics in a proper form.

16. Party A may adjust the UI design of Party A’s WAP portal, client terminals and WEB website and the sequence of game business as per the business development.

17. Both Parties may jointly carry out marketing, promotional and advertising activities. For that purpose, Party A may request Party B to display the name and logo of Party A and its brand, and the relevant materials shall be subject to the prior review of Party A. Without Party A’s approval or authorization, Party B shall not use the name and logo of Party A and its brand, or display the customer service hotline in its advertising materials. If Party B uses the name and logo of Party A and its brand beyond the marketing and promotion of the relevant services approved by Party A, and thus causes any adverse effect on Party A, Party A may deem it as an infringement and may demand Party B to cease such use and bear all liabilities and consequences resulting therefrom; where the circumstances are serious, Party A may claim the legal liabilities against Party B.

18. With respect to the channel cooperation, Party A may promote all connected game business of Party B reviewed and approved by Party A in Party A’s marketing channels and in the cooperative marketing channels.

19. Party A will utilize its resources to carry out integrated marketing, advertising and promotional activities, according to the business development stage and status, as well as the actual needs in the market.

20. Party A shall calculate and collect the business fees, and settle and pay the information fees to Party B in accordance with this Agreement.

21. In order to maintain the market order and avoid vicious competition while promoting the business development, Party A may restrict the number of partners that provide the similar contents or services of applications by implementing the mechanism of “bottom out” and “enrollment based on merits”, and may adjust the number of partners from time to time.

22. Upon expiration or termination of this Agreement, Party A may take back such resources as the platform account name assigned to Party B, and re-assign the same to other parties in cooperation.

23. Without the written consent of Party B, Party A shall not disclose to any third party the true copies of the documents and materials submitted by Party B as required hereunder relating to the normal operation of Party B’s business, such as business license, organization code certificate, tax registration certificate, bank account opening permit, qualification certificate, sources of information and bank account and equity interest information (except as required by any competent authority for materials from Party A pursuant to relevant provisions).

III. Party B’s Rights and Obligations

24. Party B shall have obtained the qualification and license required for the operating the business hereunder, as well as the approval of and registration with the relevant authority. Party B must provide Party A with the true copies of the documents and materials as required hereunder relating to the normal operation of Party B’s business, such as business license, organization code certificate, tax registration certificate, bank account opening permit, qualification certificate, sources of information, bank account, equity interest information, and machine readable archives issued by the industrial and commercial bureau, and ensure that the price of its fee complies with the regulations of the state pricing administrative authority. If Party B provides online game business, it shall provide true and valid copies of relevant licenses, such as, among others, Telecommunications Value-Added Business Operating License, Telecommunications and Information Service Operating License. Party B hereby undertakes that it satisfies the requirements of qualification as specified in the Management Rules for China Mobile Value-added Businesses, Management Rules for Introducing China Mobile Business Partners, and the Daily Operation Rules for China Mobile Business Partners. Party B shall report and file any change of equity structure in written to Party A at the same time with any change happens. If the equity structure of Party B is changed and thus it fails to satisfy the basic requirements of qualification in the cooperation, and fails to notify Party A, Party A may terminate this Agreement and all liabilities resulting therefrom shall be borne by Party B. Party B shall be solely and fully responsible for any civil dispute or administrative liability arising from the operation of the business hereunder due to any problem in Party B’s qualification.

25. Party A may formulate and amend various business management rules, cooperation management measures, credit management measures, customer service management rules, assessment management measures and information service standards (the details of which will be published by Party A in the management system) from time to time during the term of this Agreement; all these rules, measures and standards shall be attached hereto as appendices; Party B hereby acknowledges and undertakes to provide the game services in accordance with such rules, measures and standards.

26. Party B must ensure that its game business is lawful; it has obtained all government licenses, production and/or use permits and/or authorizations required for the provision of such business; the content of its business is lawful and non-infringing, and does not infringe any intellectual property right (such as copyright) or any other lawful right of any third party by misappropriation or use without the prior consent of the copyright holder. If Party A is subject to any third-party infringement complaint, action or claim due to Party B’s game business, Party A may suspend the alleged infringing service and hand over the dispute to Party B for settlement. In that case, Party B must immediately communicate with the party that makes the complaint or claim, and all legal and financial liabilities resulting therefrom shall be borne by Party B. In addition, Party A may demand Party B to indemnify it against all financial losses and goodwill damages resulting therefrom.

27. During the term of agreement, without Party A’s prior written approval, Party B shall not directly or indirectly use any channel to interconnect Party A’s data applications with any third party at any business layer.

28. Party B shall actively cooperate with Party A to test the interface, and provide its services in accordance with the service standards and interface specifications provided by Party A.

29. Party B must provide Party A with clear and unambiguous information and materials regarding Party B’s business, and bear all financial and legal liabilities arising therefrom.

30. Party B must log on Party A’s designated management system every day to view various notices, announcements and other information published by Party A, and promptly process relevant information. Party B shall be fully responsible for all losses caused by its failure to read the information published in the system.

31. Under the direction of Party A, Party B may decide whether to charge fee for certain service and decide the rate thereof, provided that the rate of any individual game shall be limited to the maximum rate specified by Party A in the relevant management rules for the game business.

32. Party B shall actively carry out marketing and advertising activities according to Party A’s permit and uniform arrangement. Party B’s marketing and advertising materials shall display the name and logo of Party A and its brand in accordance with the requirement of Party A. If Party B carries out any marketing or advertising activity without the permission of Party A, Party B shall indemnify Party A against all losses and damages (including but not limited to judicial and administrative penalties, and civil compensation).

33. If any third party files any administrative complaint, action or arbitration due to Party B’s no right in its product in cooperation or any other relevant content or due to Party B’s defective license granted hereunder, Party A may as per the actual circumstances cumulatively or selectively take the following remedies:

(1) to withhold the payment of a part of the income payable to Party B hereunder equal to the amount of damages claimed by the third party;

(2) to demand Party B to properly settle the issue at Party B’s own costs, and in this case, Party B shall at its own costs file a petition to the dispute resolution authority for participating in the dispute settlement as a third party upon request of Party A;

(3) to terminate this Agreement or any part hereof. If such remedies still cannot prevent the damages suffered by Party A, Party B shall, upon demand of Party A, promptly and fully indemnify Party A against and hold it harmless from all damages and losses, including but not limited to the amounts prepaid by Party A to Party B and/or financial losses resulting from interruption of business, and reasonable attorney’s fee, litigation or arbitration costs incurred by Party A for settling the dispute.

34. Party B shall provide the resources and various supporting services required for operating its business in accordance with the division of duties as stipulated in Article 3 above and strictly following the business development plan prepared by Party A; shall provide related work such as system maintenance and technical guarantee; shall appoint some persons for special maintenance, business, customer service and secondary customer service, set up and publicly announce the technical inquiry and complaint hotline, solve all relevant problems within the prescribed time period and ensure the safe, reliable and stable development of its business.

35. Party B shall assist Party A in planning the business operation, making the marketing strategy and carrying out business advertising activities, and provide all supports required for Party A’s marketing and promotional activities upon request of Party A.

36. During the term of this Agreement, Party B shall provide the periodic data analysis reports such as development of users, classification of users, habits of use and business prospect as required by Party A, as well as various detailed statistical statements.

37. Party B shall collect and edit, prepare, obtain the copyright license and preliminarily review the contents of all information involved in its business according to the business planning and the division of duties as specified in Article 3 above, strictly comply with the Measures for Administration of Internet Information Services and the Undertaking for the Responsibility of Information Security (Appendix 1 attached hereto), ensure the contents of all information provided hereunder will not violate any state law, regulation or policy or damage the public interests, and be responsible for all consequences resulting therefrom (including customer complaints, economic compensation and social impact).

38. Party B shall not send any advertisement or any other information irrelevant to the business and not accepted by Party A and the users to any user through Party A’s communication channel, or send any information violating the Undertaking for the Responsibility of Information Security (Appendix 1 attached hereto). Without the consent of the customers (whether registered or not), Party B shall not send any promotional material or any advertising material for the purpose of business advertisement and promotion to such customers. If Party B violates this provision, Party A may unilaterally terminate this Agreement, and withhold the amount of information fees payable to Party B in the last three continuous months as the liquidated damages.

39. Party B shall regularly inspect the security status of its supported business platform and business system, develop certain measures to promptly cope with emergencies, set up and publicly announce the technical inquiry and complaint hotline, and promptly resolve any failure according to Party A’s request. With respect to any system failure not in the user layer, it shall be resolved within 4 hours; with respect to any system failure in the user layer, it shall be resolved within 1 hour.

40. Any application provided by Party B hereunder shall not exceed the scope of business as described in Article 2 above. If Party B violates this provision, Party A may unilaterally terminate this Agreement, and Party B shall pay the liquidated damages equal to the amount of information fees receivable by Party B in the last three continuous months (excluding the month of such violation) commencing from the date of such violation. If Party B increases or reduces certain business relating to the cooperation hereunder, it shall give a written request to Party A at least one month in advance. Where Party A does not respond to the request, it shall be deemed that Party A rejects the request. If Party A approves Party B’s request for provision of additional business in writing, Party B shall test such additional business and submit a test report to Party A. Only if Party A confirms that the additional business is satisfactory, Party B may provide such additional business to the customers.

41. Party B shall establish a consumption mode with transparent price and informed consumption according to Party A’s uniform requirement, provide such content and service as service inquiry, cancellation and customer service instruction free of charge, and provide the customers with a convenient channel for inquiry of fees. Party B shall provide a fee inquiry mechanism in the customer service documentation and during the course of customer service. In its advertisements on the various media such as newspapers, TV, radio, websites and SMS, as well as in the service promotional materials, Party B must clearly provide the information about service introduction, rate of fees, method of use and customer service hotline, and publish and display the details about the involved business fee in the advertisements. With respect to the business use help information, customer service information, customer password, service hints and other system help information and menu operation information sent to the customers, Party B shall not charge any information fee.

42. When cooperating with Party A in carrying out the marketing and promotional activities, Party B shall at all times obtain the consent of the customers before it provides any service (including paid service and free service) to the customers, and must not provide any service to or charge information fee from any customer without customer’s prior knowledge about the service or upon customer’s involuntarily receipt of the service. Prior to the acceptance of the service by the customers, Party B shall cause the customers to have full knowledge about its business (including rate of business fee, form of business, frequency, use method, main content, method for cancellation and customer service).

43. During the course of fee inquiry or publication, Party B shall not use any ambiguous wording or fraudulent advertisement. All advertising activities of Party B must comply with the relevant state laws and regulations regarding release of advertisements. Party B shall ensure its advertising and marketing contents are true and complete, and shall be solely responsible for all liabilities arising from legal disputes due to its advertising activities. Party A is not responsible for such liabilities.

44. Party B shall not use any improper means or Party A’s communication channel to promote its business, or carry out any unfair competition or fraudulent activity, or cause any adverse effect on the business operated by Party A or Party A’s other partners. If Party B uses any fraudulent or improper means to promote its business or carry out any unfair competition, Party A may unilaterally terminate this Agreement in accordance with the Management Rules for China Mobile Value-added Businesses, Management Rules for Introducing China Mobile Business Partners, and the Daily Operation Rules for China Mobile Business Partners, and withhold the amount of information fees payable to Party B in the last three continuous months as the liquidated damages.

45. Where any customer refuses to pay the fee or Party A advances the refund to the customer due to any quality problem in Party B’s service or overcharge of Party B’s fee exceeding the limit set by the pricing administrative authority, Party A may deduct such amount from the information fee payable to Party B hereunder; if the information fee payable to Party B is insufficient for such deduction, Party B shall pay the deficiency to Party A.

46. Party B shall provide the products that are listed on Party A’s game business platform to Party A for inclusion in such promotional activities as discount and free trial. Party B hereby accepts the allocation of costs relating to such promotional activities as determined by Party A.

47. If Party B is not qualified to operate any Internet service, it shall not provide any service means (including but not limited to service subscription and service on demand) to any customer through the Internet in whatever forms during the term of this Agreement. In addition, Party B shall not promote its business in cooperation hereunder on any website without the Telecommunication and Information Service Operating License. Party B shall be fully liable for its violation of the provisions mentioned above during the term of this Agreement.

48. Party B shall establish perfect internal management procedures and systems, strengthen the management of authority to transmit its internal information and the personnel management, and ensure that all contents provided to Party A’s customers are lawful. Party B shall educate its employees on the regulations and rules issued by the state government and the telecommunication administrative authority regarding the use of Internet, establish and improve its archives of users, strengthen its user management and education, and improve its management measures for the network safety and secrecy. If Party B fails to do so, Party A may terminate the cooperation with Party B.

49. Party B shall be responsible for the security of its own system, and regularly inspect the security of its system. When operating its business, Party B must not attack the network of China Mobile by whatever means. Party A may notify Party B to deal with any attack from Party B within a prescribed period. If Party B fails to timely deal with it as required, Party A may take appropriate measures to avoid deterioration of the event. In case of any emergency, in order to protect the legitimate rights and interests of the customers, Party A may take appropriate measures without notice to customers.

50. Upon termination of this Agreement, Party B shall cooperate with Party A to hand over the relevant equipment maintenance passwords, software development specifications, instructions for regional marketing events and customer information. When Party B withdraws its game service due to whatever reason (including compulsory withdrawal due to Party A’s performance assessment), Party B shall provide a one-month withdrawal transition period. During this period, Party B shall continue to provide its service to the customers, and make an announcement to the customers at a prominent place on its website (WAP/WWW) or any other influential channel stating that it will stop the game service soon. Party B shall also notify the registered users through SMS free of charge. During the withdrawal transition period, Party B shall continue providing services to the customers according to Party A’s request. After the cooperation is terminated, Party B shall still bear all liabilities caused by its own activities during the course of cooperation, and shall cooperate with Party A to settle any negative settlement amount arises within six months after termination. In case of any substantial customer complaint due to any misconduct of Party B, Party B shall pay the liquidated damages equal to the amount of information fees receivable by Party B in last three continuous months.

51. If Party B satisfies the requirements of the business cooperation management rules, it may at its own discretion declare the game business and participate in the classification and grading of partners in cooperation, etc. with the guidance of Party A.

IV. Protection of Intellectual Property Rights

52. If Party B uses any work to which a third party owns the lawful intellectual property right, Party B must obtain a license from the third party or its agent for such work. If the content of any information provided by Party B infringes any right of any third party, Party B shall negotiate with the third party or its agent to obtain the license for such work from the third party.

53. Party B shall be responsible for all liabilities and consequences resulting from any illegal or infringing information or service content provided by Party B.

V. Rewards and Penalties

54. In case of any breach by Party B, Party A may exercise any one or more of the following rights: (i) to require Party B to immediately correct its breach, take corrective action within a prescribed period of time, and make public apologies to media and customers; (ii) to suspend the approval of Party B’s new business; (iii) to suspend or terminate Party B’s business; (iv) to postpone or withhold the settlement to Party B; and (v) to collect liquidated damages from Party B. In case of extraordinarily serious breach by Party B (such as those resulting in customer complaints to the level of Ministry of Industry and Information Technology or administration of communications, media exposure or lawsuits, etc.), Party A may immediately terminate this Agreement.

55. If Party B commits any act damaging the interest of Party A’s users during the term of this Agreement, including but not limited to:

1) releasing any content endangering the state security or disseminating any reactionary, pornographic, superstitious, crime or illegal information;

2) using any virus, malicious software or plug-in to charge and collect fees;

3) collecting call charges from Party A’s users without any prompt;

4) blocking any charge reminder in SMS which should be received by Party A’s users;

5) committing any breach resulting in complaint of customer to the Ministry of Industry and Information Technology or the communications administrative authority, or media exposure or any legal action;

6) cracking the game package without authorization, including, but not limited to, implanting content or code on its own, implanting advertisements and conducting other activities that harm the interests of Party A or Party A’s users.

7) unilaterally promoting business by placing the customized channel package in the non-corresponding channel.

8) any unusual issue with respect to the business operation data, such as business income and number of paid users;

then Party A may hold the settlement, and deduct and withhold the amount of information fee payable to Party B for the involved service. As per the severity of Party B’s breach, Party A may claim liabilities for breach of contract against Party B, fully deduct the unsettled amount and charge the liquidated damages, and terminate the cooperation with Party B. As the ultimately responsible party, Party B shall properly settle the customer complaints.

56. If there are a large number of customer complaints relating to Party B’s service during the term of this Agreement, and the number of complaints exceeds the maximum limit specified in the relevant performance assessment management rules, Party A may take one or more of the following measures: return the paid fees to the affected customers, suspend or terminate Party B’s business, suspend the approval of Party’s new business, postpone or withhold the settlement to Party B, or collect liquidation damages from Party B.

57. If Party B has fully complied with all provisions of this Agreement and the annual average customer complaint rate relating to Party B’s service is low, Party A will consider renewing the Agreement with Party B in priority under the equivalent conditions.

58. Party B shall not send any information to any customer who defaults in any due and payable game business information fees, or shall not permit such customer to play any content on demand for any other customer. If Party B sends any information to such customer or permits such customer to use the game business with full knowledge, Party A may demand Party B to pay compensation for the amount defaulted by the customer, and may terminate this Agreement.

59. If Party B breaches this Agreement, Party B may demand Party B’s affiliates (including but not limited to those affiliates which have the same legal representative, same shareholder or same registered address) to assume the liabilities jointly and severally.

VI. Customer Service

60. Both Parties shall work closely to jointly solve the problems relating to customer complaints, and establish the first inquiry accountability system. Both Parties shall accept customer complaints, and the party that initially accepts the complaint shall follow up the whole event, while the other party shall give assistance till the problem is solved.

61. Party A shall deal with all inquiries, appeals and complaints from the customers relating to the problems in its communication network. Party B shall deal with all customer complaints and inquiries relating to the problems in its business operation or provision of service or content, and promptly deal with and respond to the customer complaints transferred by Party A. Party B must respond to any customer complaint within 2 hours, and solve the customer complaint to the satisfaction of the customer within 48 hours. With respect to any customer inquiry or complaint transferred by Party A, Party B shall respond to it within 24 hours, and solve the customer complaint to the satisfaction of the customer within 48 hours.

62. Party B shall provide Party A with an accessible 7X24 customer service hotline, appoint special persons to support the secondary customer service, and keep fast response and interaction with Party A’s customer service system. Party B’s customer service measures shall at least include: (1) Customer service hotline: a direct 7X24 customer service hotline (mobile phone number or 400 or 800 transferred toll number), which shall not be powered off or transferred, with the accessibility rate not less than 80%; if the customer service hotline is to be changed, Party B shall give a request at least two months in advance, and the original number shall be kept at the same time at least for two months. (2) Customer service contact person: Party B shall appoint at least one contact person, whose contact phone shall be powered on 7x24 hours and shall not be transferred; the contact number shall be a mobile number (which shall not be changed throughout the course of cooperation). (3) Customer service email address: the email box shall be accessible and can receive emails normally, and the capacity shall be at least 100M.

63. When Party A and its branches are dealing with customer complaints, Party B shall actively cooperate with the relevant investigations as required, and provide the relevant historical records and basis.

64. In case of any customer complaint which is caused by any fault of Party B and where a refund is to be paid (including 100% or 200% refund), Party A may advance the refund to the customer upon demand of the customer, and deduct the same from the amount of information fee payable to Party B.

65. Upon expiration of this Agreement, Party B shall take all efforts to hand over the platform to Party A, and deal with all customer complaints arising from such handover.

VII. Business Mode in Cooperation

66. Party A shall collect the communication fees, function fees and information fees from the customers accrued from use of the service specified herein in each account period.

67. Both Parties will settle the information fees relating to the business specified herein on a monthly basis according to the following rules:

1) Console Game Cooperation: for KJAVA games, Party A will pay 50% of the total amount of information fees to Party B as payable information fee, and the other 50% shall be the service fee receivable by Party A; for Android and other intelligent terminal and education related games, 70% will be paid to Party B as payable information fee, the other 30% as service fee receivable by Party A; other changes in such income sharing percentage due to business changes shall be subject to the administrative measures in an announcement published by Party A.

2) Online Game Cooperation: if Party B’s business falls into the category of cell phone online game business, PC online game business or cell phone web page online game business for commercial purposes (other than WAP image-text online game business), then 70% will be paid to Party B as payable information fee, the other 30% as service fee receivable by Party A. In case of WAP image-text online game business, then 50% will be paid to Party B as payable information fee, the other 50% as service fee receivable by Party A; other changes in such income sharing percentage due to business changes shall be subject to the administrative measures in an announcement published by Party A.

3) Monthly Payment Cooperation: Party A will pay 50% of the total amount of information fees to Party B as payable information fee, and the other 50% shall be the service fee receivable by Party A; for education related games that are paid monthly, Party A will pay 30% of the total amount of information fees to Party B as payable information fee, the other 70% shall be the service fee receivable by Party A; other changes in such income sharing percentage due to business changes shall be subject to the administrative measures in an announcement published by Party A.

4) Self-run Portal Cooperation: if Party B’s business is selected to follow the mode of self-run portal cooperation by Party A, Party A will pay a percentage not lower than 30% but not higher than 70% of the total amount of information fees to Party B as payable information fee, and the other part shall be at the disposal of Party A as the service fee or channel promotion fee receivable by it; the exact mode of income sharing shall be subject to the administrative measures in an announcement published by Party A.

5) Channel Cooperation: if Party B’s business is selected to follow the mode of channel cooperation by Party A, Party A will pay a percentage not lower than 30% but not higher than 70% of the total amount of information fees to Party B as payable information fee, and the other part shall be at the disposal of Party A as the service fee and channel promotion fee receivable by it; the exact mode of income sharing shall be subject to the channel cooperation agreement executed by and between Party A and each channel cooperation partner.

68. The account settlement between both Parties shall use the amounts of function fees and information fees actually received by Party A as the base, according to the data provided by Party A’s BOSS system. The base of account settlement will not take account of any abnormal fees found by Party A in its audit. The audit rules will be adjusted by Party A as per the business operation status from time to time. The content of such audit shall include but not limited to:

(1)	Charges against customers with canceled account (including pre-canceled account): all fees incurred from the accounts in the status of cancellation or pre-cancellation within the account period;

(2)	Charges against customers with suspended account: all fees incurred from the accounts in the status of suspension within the account period;

(3)	Refunds: the sum of all refunds confirmed within the same account period;

(4)	Customer service costs: the cost of such customer services as customer complaint and inquiry confirmed within the same account period;

(5)	Malicious arrears;

(6)	Fees incurred from invalid customer accounts such as silent account, or from customer accounts not used normally such as account not within the business scope stipulated herein;

(7)	Income from breaching activity or abnormal business activity: the income of Party B received from any breaching activity or abnormal business activity, such as self-consumption;

(8)	Any function fee, information fee or communication fee refused to pay by the customers, or arrears, due to any quality problem in Party B’s content or service;

(9)	Party A may use the balance in any customer’s discount account to set off or pay the amount of payable fees, and will not take account of such fees in the account settlement with Party B;

(10)	Other causes.

69. With respect to the fees accrued from Party B’s use of Party A’s paid marketing resources, the costs of marketing activities repaid by Party A to the customers on behalf of Party B, other deductions payable by Party B to Party A or other information service provided by Party A to Party B, such amounts may be settled with the information fee payable by Party A to Party B in the same period, by set-off or direct settlement to Party A.

70. Party A shall issue a monthly account statement according to the rules relating to business mode, and send it to Party B for review and confirmation. Party B shall issue a formal and valid tax invoice consistent with the economic items set out herein to Party A within five business days following the receipt of such statement. Party B’s issuance of the invoice indicates its acceptance of the account settlement data provided by Party A. If the accumulated monthly settlement amount is within the range of small settlement amount (Party A may set the standard of small settlement amount according to circumstances, but the standard should not be higher than RMB5,000), Party A may aggregate the settlement amount of several months(not more than six months), collect all invoices and settle the aggregate amount at one time.

71. In accordance with the state requirement of replacing the business tax with value-added tax, if Party B is subject to this requirement, when Party B is settling the accounts with Party A, Party B shall issue the VAT invoice in compliance with the state laws, regulations and standards to Party A according to the settled amount in each period and Party A’s policy of “replacing the business tax with value-added tax”. Party B hereby undertakes the form and substance of its invoice is lawful, effective, complete and accurate. Where Party B fails to issue a VAT invoice or issues an invalid VAT invoice, Party A may postpone its payment without liability until Party B issues a valid VAT invoice, and Party B shall still perform its obligations hereunder during that period.

Party A shall be responsible for issuing a monthly settlement report pursuant to the agreement on the commercial mode herein, and providing it to Party B for confirmation; Party B shall issue the VAT invoice to Party A within 7 business days upon receipt of the settlement report, which indicates that Party B completely recognize the settlement data provided by Party A. Party B shall deliver such VAT invoice to Party A within 10 business days following the issue of such invoice. The date on which Party A receives the invoice by signing shall be deemed as the delivery date of such invoice. Where Party B issues an invalid VAT invoice, it shall, at Party A’s request and at its own costs re-issue a valid VAT invoice and deliver it to Party A within 10 business days following the receipt of such request.

(1)	If Party B is unable to issue the VAT invoice, accounts shall be settled according to the paid-up business fees exclusive of taxes. If Party B is able to issue the VAT invoice, then relevant taxes shall be deducted from the actual paid-up business fees (exclusive of taxes). In principle, Party A shall not settle the accounts with Party B with a standard exceeding the original standard prior to implementation of the requirement of replacing the business tax with value-added tax.

(2)	If Party B’s current VAT rate is not higher than Party A’s value-added telecommunications tax rate, Party B shall issue the VAT invoice at the applicable tax rate, and Party A shall determine the settlement amount (exclusive of taxes) in accordance with relevant settlement percentages based on the actual paid-up information fees (exclusive of taxes), and settle taxes pursuant to the amount in the invoice issued by Party B.

(3)	If Party B’s current VAT rate is not higher than Party A’s value-added telecommunications tax rate, in order to ensure Party B’s settlement standard does not exceed the original standard prior to implementation of the requirement of replacing the business tax with value-added tax, Party A shall determine the settlement amount in accordance with relevant settlement percentages based on the actual paid-up information fees (inclusive of taxes), and Party B shall issue a VAT invoice at the applicable tax rate.

Where Party B fails to issue and deliver a VAT invoice in accordance with this Agreement, it shall re-issue a valid invoice according to Party A’s requirement. In that case, Party B shall indemnify Party A against all losses resulting therefrom upon demand of Party A; where the circumstances are serious, including but not limited to failure to issue and deliver the invoice in accordance with this Agreement for more than 3 times, substantial losses suffered by Party A due to Party B’s breach or frustrated performance of this Agreement due to Party B’s breach, Party A may terminate this Agreement, and Party B shall indemnify Party A against all losses resulting therefrom and Party A may demand Party B to pay doubled amount of the losses suffered by Party A. Within two years as from the date of termination of this Agreement by Party A, Party B shall not participate in any similar product or service cooperation with Party A and its affiliates.

Where Party B issues and delivers an invoice in violation of any state law, regulation, rule or policy, Party B shall be subject to the corresponding legal liabilities, as well as the following liabilities for breach of contract: 1. to re-issue an invoice or make any other remedy at Party A’s request; 2. to fully indemnify Party A against the losses resulting therefrom and Party A may demand Party B to pay doubled amount of the losses suffered by Party A; 3. where Party B paid a performance bond, Party A will confiscate the bond; 4. Party A may terminate this Agreement, and within two years as from the date of termination of this Agreement by Party A, Party B shall not participate in any similar product or service cooperation with Party A and its affiliates.

Where a VAT invoice issued by Party B is not accepted by the tax authority, and thus Party A cannot deduct the amount thereof, Party B shall indemnify Party A against the losses resulting therefrom, and Party A may terminate this Agreement and demand Party B to pay doubled amount of the losses suffered by Party A.

Upon the completion of bank transfer by Party A or its affiliates, it shall be deemed as that Party A has performed its payment obligation hereunder, and Party B shall be liable for all the legal risks in connection with such bank account thereafter.

72. During the term of this Agreement, if the number of users or volume of business is quickly dropped, Party A may adjust the business mode in cooperation with Party B through negotiation.

73. In a single settlement period, settlement fees payable shall be settled pursuant to the call details report of successfully billed user subscription and the agreed revenue-sharing percentage, and if settlement fees payable are required to be deducted due to complaint refund, abnormal user status, breach of terms and other reasons, the actual settlement fees shall be the difference between the original settlement fees payable and the deduction. If the actual settlement fee is more than 0 (i.e., the original settlement fee payable is higher than deducted fee), it is positive settlement, in which case Party A shall pay relevant sums to Party B; if the actual settlement fee is less than 0 (i.e., the original settlement fee payable is lower than the deducted fee), it is negative settlement, in which case Party B shall pay relevant sums to the negative settlement account designated by Party A.

VIII. Confidentiality

74. For the purpose of this Agreement, the “Proprietary Information” shall mean any information received by one Party from the other Party (“Disclosing Party”) during the cooperation, which is developed, created, discovered, known by or transferred to the Disclosing Party, having commercial value to the Disclosing Party’s business.

75. Proprietary Information shall include but not limited to technical information, business information, documents, programs, plans, technologies, diagrams, models, parameters, data, standards, know-hows, businesses or business operation methods and other proprietary information, the terms and conditions of this Agreement, and other information relating to this Agreement, and the information, data, materials, opinions, proposals, works in progress and final works generated from the performance of this Agreement, as well as the customer information and other information relating to the business of the Disclosing Party, or the confidential information received by the Disclosing Party from other parties.

76. Both Parties hereby understand that Proprietary Information is owned and will be owned by the Disclosing Party; and such Proprietary Information is of importance to the Disclosing Party; the cooperation between both Parties hereunder creates the confidentiality and trust relationship between both Parties concerning the Proprietary Information.

77. Without the prior written approval of the Disclosing Party, the receiving Party shall keep confidentiality of all proprietary information provided by the Disclosing Party, and shall not use such proprietary information or disclose any of such proprietary information to any person or entity, unless it is necessary to use or disclose such proprietary information for performance of this Agreement.

78. Both Parties shall keep strict confidentiality of this cooperation and the terms and conditions of this Agreement, particularly as to the competitors of Party A. Neither Party may disclose the content hereof or information in connection herewith to any third party, without the prior written approval of the other Party. For the purpose of this Article 77, a “third party” shall mean any individual, corporation or any other entity other than the parties to this Agreement. However, Party A may disclose the Confidential Information to its affiliates. Party A’s affiliates shall include Migu Interactive Entertainment Limited and its directly or indirectly controlled companies with the primary business of communication within the territory of the People’s Republic of China, and their lawful successors.

79. For the purpose of this Agreement, “Confidential Information” shall exclude:

1. any information which has become generally known by the public when it is disclosed, or it becomes generally known by the public after it is disclosed, without any fault of the receiving Party and/or its employee, counsel, accountant, contractor, consultant or any other person;

2. any information which is proved with documentary evidence that the information is possessed by the receiving Party at the time of disclosure, and such information is not directly or indirectly originated from the Disclosing Party; or

3. any information which is proved with documentary evidence that the information has been disclosed by any third party to the receiving Party, and such third party is not subject to the confidentiality obligation and has the right to make such disclosure.

80. The Disclosing Party may at any time give a written notice to the receiving Party, demanding the receiving Party to return any material containing the Confidential Information and/or the copy thereof. When such material is returned, the receiving Party shall also provide a written statement stating that the receiving Party does not directly or indirectly retain or control any Confidential Information or any such material containing the Confidential Information after the aforesaid material is returned. The receiving Party shall fulfill such requirement within ten (10) days upon receiving the written notice. If it is agreed by both Parties that any material containing the Confidential Information and/or the copy thereof will not be returned to the Disclosing Party, the receiving Party shall destroy or irretrievably delete such material and/or the copy thereof upon request of the Disclosing Party and give a written statement to the Disclosing Party certifying such destruction or deletion.

IX. Liabilities for Breach of Contract

81. If either Party fails to perform any provision of this Agreement, it shall be deemed as an individual breach of contract.

82. If either Party breaches this Agreement such that this Agreement cannot be performed, the other party may terminate this Agreement.

83. If a Party’s breach has caused adverse social impact or economic loss on the other Party, such other Party may claim liabilities from such breaching Party, require the breaching Party to eliminate such adverse impact, make corresponding economic compensation and terminate this Agreement.

84. In case of Party B’s breach hereunder, Party A may claim breaching liabilities from Party B in accordance with all management rules, measures and service standards for various game business (subject to the contents posted by Party A on the management system) as formulated and updated by Party A from time to time.

85. In case of any Party’s breach of this Agreement, or violation of other management rules, measures and service standards for various game business (subject to the contents posted by Party A on the management system) causing the performance of this Agreement impossible, the non-breaching Party may terminate this Agreement and claim breaching liabilities from the breaching Party according to the requirements posted on Party A’s management system and the relevant terms hereunder. If a Party’s breach has caused adverse social impact or economic loss on the other Party, such other Party may claim civil liabilities against the breaching Party.

86. If either Party receives a written notice from the other Party stating the details of breach and such breach is confirmed, the Party shall make remedy within 20 days and give a written notice to the other Party. If the Party receiving the notice of breach thinks such breach does not exist, it shall give a written objection or statement to the other Party within 20 days. If the Party receiving the notice fails to give a reply within the specified period, it shall be deemed that the Party thinks such breach does not exist. In that case, both Parties may negotiate this issue; if both Parties cannot reach an agreement through negotiation, it shall be settled according to the provisions of dispute settlement contained herein. The breaching Party shall indemnify the non-breaching Party against all economic losses resulting from the breach.

X. Force Majeure

87. If the performance of this Agreement cannot be wholly or partly performed due to any accident or any event of force majeure, neither Party is liable for the economic losses suffered by the other Party resulting therefrom. The Party affected by the event of force majeure shall immediately send a written notice to the other Party upon occurrence of such event, and shall provide a valid certifying document stating the detail of such event and the reason for its failure to perform this Agreement or any part hereof or the reason for delay in performance, within fifteen (15) days upon occurrence of such event. Both Parties may decide to continue the performance of this Agreement or terminate this Agreement through negotiation, as per the impact of such event on the performance of this Agreement.

XI. Effectiveness, Amendment and Termination

88. The term of this Agreement shall be as from January 1, 2015 to December 31, 2015. During the term of this Agreement, if either Party intends to add new kind of service in cooperation, both Parties may enter into a supplementary agreement as an appendix attached hereto. After the term of this agreement expires, if there is no objection from either party, this agreement shall be renewed for one year, and there is no limitation on the number of renewals. If Party B decides not to renew the agreement due to its own reasons, it shall notify Party A in writing one month before expiration of the term of this agreement, and this agreement shall automatically terminate upon expiration of the term. Within the term of the agreement, if Party B loses its relevant qualification, breaches the agreement, or there occurs any other circumstances that would warrant the termination of the agreement, Party A is entitled to terminate the agreement unilaterally, and this agreement and the rights and obligations of both parties shall terminate on the date when Party A sends out the notice of termination, except the provisions relating to liability for breach of contract.

89. If either Party intends to amend or terminate this Agreement, it shall give a written notice to the other Party at least one month in advance. Oral notice is invalid. The other Party shall give a reply within one month. If the other Party refuses negotiation, it shall be deemed that this Agreement automatically terminates. Any dispute arising from the termination of this Agreement shall be settled by both Parties through negotiation.

90. Upon termination of this Agreement, Party B shall assist Party A in settling the subsequent issues relating to the customers. The responsible party shall settle all customer complaints and claims caused by termination of this Agreement.

91. Any issue absent hereof shall be settled in accordance with the management rules such as the Rules of China Mobile Jiangsu Company for the Management of Own Business. Where there is no provision in the management rules mentioned above, it shall be supplemented in writing by both Parties through friendly negotiation.

92. This Agreement shall be governed by the applicable laws of China. If a dispute cannot be settled through negotiation, either Party may file an action before the people’s court in the jurisdiction where Party A resides.

93. The contents under cooperation other than those provided in this Agreement may be supplemented by a Cooperation Supplementary Agreement, and shall take effect upon signing and stamping by the Parties.

94. This Agreement (including Appendix 1: Undertaking for the Responsibility of Information Security, Appendix 2: Integrity Cooperation Agreement) is made in four counterparts, two for each Party and each being of equal legal effect.

95. The Game Business Cooperation Agreement entered into previously between Party B and China Mobile Group Jiangsu Co., Ltd. shall be terminated upon effectiveness of this agreement. To the extent there is any conflict between the terms of this agreement and the Game Business Cooperation Agreement between Party B and China Mobile Group Jiangsu Co., Ltd., this agreement shall prevail.

Appendix 1: Undertaking for the Responsibility of Information Security

Appendix 2: Integrity Cooperation Agreement

Party A: Migu Interactive Entertainment Limited	Party B: Shenzhen iDreamSky Technology Co., Ltd.

Authorized Representative:	Authorized Representative:

Signing Date:	Signing Date:

[Screenshot of execution status]

Electronic Contract Management

Enterprise Contract Management

Contract Information Management

Name of Contract	Type of Contract	Status of Contract	Date of Upload	Time of Enterprise Signature	Contract Effective Date	Operation

Shenzhen iDreamSky Technology Co., Ltd. (Master contract_re-executed CP in January 2015)	Master contract	Signed by both parties	2015-02-09 09:09	2015-02-10 09:50	2015-03-04 15:18	View Download

Appendix 1:

Undertaking for the Responsibility of Information Security

During the business cooperation with Party A, we will strictly comply with the state laws and regulations, ensure all information and contents provided by us are secure. We will also:

1. Establish and improve the internal protection system, information security and confidentiality system and customer information safety management system relating to our products, as well as the information security accountability system and the information release examination and approval system, and strictly examine all information to be released by us.

2. Strictly comply with the Measures for Administration of Internet Information Services, and monitor the information released on the platform maintained by us, the information and contents transmitted through Party A’s communication channel, and the conducts and data of the customers, ensure all information and contents are healthy and lawful, and avoid any authorized disclosure of customer information.

3. Display customer code when sending any information through Party A’s communication channel, and not directly send any anonymous information to any mobile phone customer.

4. Provide the services in strict compliance with Party A’s requirements with respect to the services operated or supported by us and Party A in cooperation. Clearly define the customer group and the scope of customers; ensure all mobile phone customers accept our services voluntarily; will not provide any information to any non-subscribed customer. If we send professional information to the mobile phone customers through Party A’s communication channel, we must apply for and obtain the required qualification from the competent government authority, and strictly comply with the relevant provisions.

5. We warrant and undertake that our business in cooperation will comply with the relevant provisions of Party A prohibiting fee-collection service of whatever forms, and will not use the mobile network business to collect any fee for any other business or service by any of the following means:

(1) using the mobile network business to collect any fee for any service not used or fulfilled through this network, including but not limited to collection of any fee downloading movies or songs;

(2) The businesses and services not covered by the mobile network business may not be used unless the mobile network business has been customized or used, including giving other “complimentary” Internet services by customizing or using the mobile network business.

6. Not provide any non-subscribed service (including information service) to any Party A customer beyond the scope of license.

7. Not produce, reproduce, distribute or disseminate any information that includes the following contents through Party A’s channel:

(1) Content that is against the basic principles of the Constitution;

(2) Content that endangers state security, divulges state secret, subverts state sovereignty or jeopardizes state unity;

(3) Content that damages the reputation and interests of the state;

(4) Content that incites ethnic hostility and ethnic discrimination or jeopardizes unity among ethnic groups;

(5) Content that damages the state religious policy or advocates sects or feudal superstitions;

(6) Content that disseminates rumors, disturbs the social order or damages social stability;

(7) Content that disseminates obscenity, pornography, gambling, violence, homicide and terror, or incites crime;

(8) Content that insults or slanders others or that infringes their legal rights and interests;

(9) Other content prohibited by laws or administrative regulations;

(10) Content that releases any advertising or promotional material, or any spam irrelevant to the business;

(11) Use any WAP website (other than the mobile network) to promote or guide users to subscribe WAP services in cooperation.

8. If we find that any information released by this system clearly falls within the contents listed in Article 7 above, we will immediately discontinue the transmission of such information and make a report to relevant government authorities.

9. If it is difficult to determine whether certain information released through Party A’s channel falls within the contents listed in Article 7 above, we will submit it to the relevant authority for review before it is released.

10. We will keep confidentiality of all personal data of the customers. Without the prior consent of the customers, we will not disclose their personal data to others, unless it is otherwise required by the laws.

We hereby guarantee that we will accept the supervision and management of Migu Interactive Entertainment Limited. during the course of business operation; if we fails to comply with any provision hereof, we will assume all legal liabilities and the liabilities for breach of contract resulting therefrom.

Undertaker: (Company Stamp)

Date:

Appendix 2:

Integrity Cooperation Agreement

Party A: Migu Interactive Entertainment Limited

Party B: Shenzhen iDreamSky Technology Co., Ltd.

In order to standardize the practices of integrity of the Parties and their respective staff, safeguard the legitimate rights and interests of the Parties, prevent commercial bribery and unfair competition, enhance monitoring on cooperation with integrity, and avoid illegal acts in the cooperation between the Parties, the Parties agree as follows on the basis of free will:

Article 1     This Agreement, as the Appendix to the Game Business Cooperation Agreement, shall take effect and be strictly complied with upon the execution by the Parties.

Article 2     Both Party A and Party B shall:

1.	strictly comply with the laws and regulations of the State, stick to the principles of integrity and honesty, and diligently abide by business ethics and professional standards;

2.	standardize the business cooperation, clearly define the requirements for business acts, strictly manage the employees of the Parties and refrain from any prohibited activities in violation hereof during the performance of this Agreement;

3.	actively support and assist the supervisor in relevant investigative work.

Article 3     Party A and its employees shall comply with the following:

1.	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall ask for, accept or possess, under the excuse of borrowing, the money or properties of Party B or its working staff;

2.	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall accept any gifts, treats or trips, fitness, entertainment and other arrangements provided by Party B that may affect the ability of such working staff to act fairly in his/her official capacity;

3.	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall accept any money or various valuable securities, payment vouchers and dry shares offered by Party B;

4.	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall ask Party B to pay the expenses or receipts and invoices that should be borne by such persons on their own;

5.	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall accept any money, properties or services provided by Party B that may affect the ability of such working staff to act fairly in his/her official capacity;

6.	when Party B offers anything mentioned in the above items 1 to 5 or conducts any other illegal acts in violation of integrity principles, Party A’s working staff and their respective spouse, children or other specific affiliated persons shall decline such offer; those that cannot be declined shall be reported and submitted to Party A in time;

7.	any of Party A’s working staff shall propose withdrawal if he/she discovers anything that has an interest with him/herself or his/her relatives and may affect his/her ability to act fairly in his/her official capacity when conducting work with Party B.

Article 4     Party B and its employees shall comply with the following:

1.	not offer or provide, under the excuse of lending, any money or properties to any of Party A’s working staff or their respective spouse, children or other specific affiliated persons;

2.	not offer any gifts, treats or trips, fitness, entertainment and other arrangements to any of Party A’s working staff and their respective spouse, children or other specific affiliated persons that may affect the ability of such working staff to act fairly in his/her official capacity;

3.	not offer any money or various valuable securities, payment vouchers and dry shares to any of Party A’s working staff and their respective spouse, children or other specific affiliated persons;

4.	not pay for any of Party A’s working staff and their respective spouse, children or other specific affiliated persons any expenses or receipts and invoices that should be borne by such persons on their own;

5.	not offer any money, properties or services to any of Party A’s working staff and their respective spouse, children or other specific affiliated persons that may affect the ability of such working staff to act fairly in his/her official capacity;

6.	when any of Party A’s working staff and their respective spouse, children or other specific affiliated persons asks for or requests anything mentioned in the above items 1 to 5 or conducts any other illegal acts in violation of integrity principles, Party B shall decline such request and be obliged to report such act to Party A in time, and Party A shall safeguard the legitimate rights and interests of Party B’s concerned person.

7.	any of Party B’s working staff shall propose withdrawal if he/she discovers anything that has an interest with him/herself or his/her relatives when conducting work with Party A.

Article 5     Duties of Party A

1.	Party A shall diligently perform its duties, supervise and examine the performance of this Agreement, and handle relevant complaints and reports. The method of filing a complaint or report shall be subject to the announcement published on its official website.

2.	Party A shall supervise and examine with all legal means the compliance of laws and regulations and the performance of this Agreement by the employees of Party A and Party B.

3.	Party A shall supervise and examine the project bid invitation (candidates selection) during the whole process, ensuring the Parties carry out fair and just cooperation in compliance with laws and regulations.

Article 6     Liabilities for Breach of Contract

1.	Any of Party A’s working staff who violates this Agreement will be penalized pursuant to the relevant disciplinary rules of Party A.

2.	In case of any breach of this Agreement by Party B (whether corporate or personal act, both deemed as breach by Party B), Party A shall have the right to charge Party B a penalty fine equivalent to 1% to 5% of the corresponding contract value, which shall be deducted from the contract amount payable. Party A will, depending on the seriousness of the breach, select and adopt such penalties as talk on integrity, suspension of Party B’s candidate selection, permanent termination of cooperation, and file a record subject to circumstances; if such breach has violated the laws and regulations, such breach will be transferred to judicial authority for handling.

If a cooperative party signing this Integrity Cooperation Agreement offers gifts with the single value of more than RMB2,000 (or the aggregate value of more than RMB5,000) to Party A, Party A shall have talks on integrity with such cooperative party in principle, and penalize such party pursuant to the penalty clause hereof.

Special Reminder: It is required by the Article 1 of the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate of Several Issues Concerning the Specific Application of Law in the Handling of Criminal Bribery Cases (Fa Shi [2012] No. 22) that “any person who pays a bribe of more than RMB10,000 to a state official to seek improper benefits shall be investigated for criminal liability in accordance with the provisions of Article 390 of the Criminal Law”.

3.	The concerned person(s) of any Party in violation will be deprived of any future opportunity to participate in any of the cooperation business with the other Party.

Article 7     This Agreement shall be made in duplicate, with Party A and Party B each holding one copy.

Party A (Signature and Stamp):	Party B (Signature and Stamp):

/Stamp Affixed/ /This stamp is only used for the purpose of issuing value-added tax invoice./

Date:

Status of Agreement	Signed by both Parties
Enterprise Signature Value	VCrrfsxf8QSGaXpcnrn0ulSF3ItWTm2CSyzHkBvwDUSTBVPbKIe2VLk7ohkWyptp+bzZImp/kMTj CBv68pK3cDHg6jrZsDNtabTb4Dpn9esNCtO9q+N3bvcRCUGPCsEdIivtInmVzEuknZXGBJMZflH Vyn5WN4S8DZLFH2rA0/I=

Base Signature Value	n+V0ZoqBSQc+TY7V1GeSoPYcznMDqwO9zl9/31xVf+lqRDOIuLUOgNBjx6gn6xw3bKcLeycxh6 xmPfikt9DmdVYKVK6pujibJ/jUPkAr8D4ikgMwxzhButWvw4SqirpgOB2iToFsfU8PuiTH1kJLTL9U RXaDPnZ4S7h9oU452ZU=